                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            BROADWAY & SEYMOUR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[COMPANY LOGO]




BROADWAY & SEYMOUR, INC.
128 South Tryon Street
Charlotte, North Carolina 28202
(704) 372-4281


April 30, 1999


Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the Annual Stockholders' Meeting on Thursday, May 27, 1999, at 10:00 a.m., Pacific Daylight Saving Time. The meeting will be held at the Marina Beach Marriott hotel located at 4100 Admiralty Way in Marina del Rey, California.

         On April 14, 1999, the Company announced that it had entered into an agreement with Science Applications International Corporation to sell the assets of its customer relationship management business (CRM) based in Charlotte, North Carolina. The sale is scheduled to close on May 15, 1999, subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder, necessary third party consents and other standard closing conditions. Once the transaction is consummated, the Company's operations will consist solely of its subsidiary, Elite Information Systems, Inc., which is based in Los Angeles, California. Subject to approval by you at the Annual Stockholders' Meeting, the Company will change its name to Elite Information Group, Inc. as required by the terms of the CRM transaction. The Company will also change its CUSIP number and its NASDAQ trading symbol to ELTE. In addition, subject to the closing of the transaction, I will be resigning as Chairman and Chief Executive Officer of the Company and from the Board of Directors following the Annual Stockholders' Meeting and will be succeeded by Christopher K. Poole, Elite's president and a director of the Company, who will be named Chief Executive Officer.

         The attached notice and proxy statement describe the business to be conducted at the meeting, including approval of the resolution to change the Company's name to Elite Information Group, Inc. and the election of two directors. The Board of Directors has nominated Alan Rich and Arthur G. Epker III to be elected to the Board. Mr. Rich is the non-employee Chairman and co-founder of Elite Information Systems, Inc. and Mr. Epker is a Vice President of PAR Capital Management, Inc., one of the Company's principal stockholders.

         The Board of Directors appreciates and encourages stockholder participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment now to sign, date and return your proxy in the envelope provided even if you plan to be present. We hope you will be able to attend the meeting.

Sincerely,



Alan C. Stanford
Chairman and Chief Executive Officer

                            BROADWAY & SEYMOUR, INC.
                             128 South Tryon Street
                        Charlotte, North Carolina 28202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



TIME..............................  10:00 a.m., PDT, on Thursday, May 27, 1999

PLACE.............................  Marina Beach Marriott
                                    Santa Monica--Malibu Room
                                    4100 Admiralty Way
                                    Marina del Rey, California 90292

ITEMS OF BUSINESS.................  1.  To elect two directors.

                                    2.  To approve, subject to consummation of
                                        the pending sale of the Company's
                                        customer relationship management
                                        business, a resolution to amend the
                                        Company's Certificate of Incorporation
                                        to change the Company's name to Elite
                                        Information Group, Inc.

                                    3.  To ratify the appointment of
                                        PricewaterhouseCoopers LLP as
                                        independent accountants of the Company
                                        for the period through the annual
                                        meeting to be held in 1999.

RECORD DATE.......................  Holders of Common Stock of record at the close of business on April 16, 1999 are
                                    entitled to vote at the meeting.

ANNUAL REPORT.....................  The  annual report of the Company for the year ended December 31, 1998 accompanies this proxy statement.

IMPORTANT.........................  In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.


By order of the Board of Directors:




Lillian N. Wilson
Secretary
Charlotte, North Carolina
April 30, 1999

                            BROADWAY & SEYMOUR, INC.
                             128 South Tryon Street
                        Charlotte, North Carolina 28202


                                PROXY STATEMENT
                         Annual Meeting of Stockholders
                                  May 27, 1999


                VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

         The accompanying proxy is solicited by the Board of Directors of Broadway & Seymour, Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company to be held at the Marina Beach Marriott hotel located at 4100 Admiralty Way, Marina del Rey, California at 10:00 a.m., Pacific Daylight Saving Time, on Thursday, May 27, 1999. The accompanying form of proxy is for use at the Annual Meeting if a stockholder does not attend the meeting in person or wishes to vote shares by proxy even if the stockholder plans to attend the meeting. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted in favor of Proposals 1, 2 and 3 listed in the accompanying proxy card and described below. If any other business is brought before the meeting, the proxies will be voted in accordance with the judgment of the persons voting the proxies.


         A stockholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy. This proxy statement and the accompanying form of proxy are being mailed to the Company's stockholders on or about April 30, 1999.


         The only class of voting securities of the Company is its common stock, $.01 par value per share (the "Common Stock"). Only stockholders of record as of the close of business on April 16, 1999 will be entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof. On April 16, 1999 there were outstanding 8,279,380 shares of Common Stock. Each share of Common Stock is entitled to one vote.

         A majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. The two nominees receiving the highest vote totals will be elected as Directors of the Company. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

         The Company will bear the cost of preparing the proxy statement and of soliciting proxies in the accompanying form. The Company expects to solicit proxies primarily by mail and through the use of Georgeson & Company, Inc., a professional proxy solicitation firm. Proxies may be solicited personally and by telephone by directors, officers and employees of the Company without additional compensation and by employees of the professional proxy solicitation firm. The Company anticipates that fees and expenses to be paid to the professional proxy solicitation firm will be approximately $7,000. Arrangements also may be made with brokerage firms or other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the names and addresses of, and the number and percentage of shares beneficially owned by, the persons known to the Company to beneficially own five percent or more of the Company's outstanding Common Stock:


          NAME AND ADDRESS                            AMOUNT AND NATURE OF                      PERCENT
          OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP                    OF CLASS(1)
          -------------------                         --------------------                    -----------
Dimensional Fund Advisors Inc.                             694,400(2)                            8.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Tudor Investment Corporation                               533,400(3)                            6.4%
One Liberty Plaza, 51st Floor
New York, New York 10006

PAR Investment Partners, L.P.                            1,220,300(4)                           14.7%
One Financial Center
Suite 1600
Boston, Massachusetts 02111

----------------


(1)      Based on the shares of Common Stock outstanding as of April 16, 1999.

(2) Based upon a Schedule 13G of Dimensional Fund Advisors Inc. dated February 11, 1999 filed by Dimensional Fund Advisors Inc. on behalf of certain clients for which it is the investment manager.
(3) Based upon Amendment No. 1 to Schedule 13G of Tudor Investment Corporation, Paul Tudor Jones II, Tudor BVI Futures, Ltd., Tudor Proprietary Trading, L.L.C., The Raptor Global Fund L.P., The Raptor Global Fund Ltd. and The Upper Mill Capital Appreciation Fund Ltd. dated February 11, 1999.
(4) Based upon a Schedule 13D of PAR Capital Management, Inc. ("PAR Capital"), PAR Group, L.P. ("PAR Group") and PAR Investment Partners, L.P. ("PIP"), dated July 6, 1998. Arthur G. Epker III, who has been nominated by the Board of Directors for election as a director, is a Vice President of PAR Capital and may be deemed to be a controlling stockholder of PAR Capital. PAR Capital is a Delaware S Corporation and the sole general partner of PAR Group. The principal business of PAR Capital is to act as the general partner of PAR Group. PAR Group is a Delaware limited partnership and the sole general partner of PIP. The principal business of PAR Group is that of a private investment partnership engaging in the purchase and sale of securities for its own account. PIP is a Delaware limited partnership and its principal business is that of a private investment partnership engaging in the purchase and sale of securities for its own account. Mr. Epker disclaims beneficial ownership of such shares. In addition, Mr. Epker's wife owns 10,000 shares of the Company's Common Stocks through an Individual Retirement Account. Mr. Epker also disclaims beneficial ownership of such shares.

                                   PROPOSAL 1
                           ELECTION OF TWO DIRECTORS

         The Company's Bylaws provide that the number of directors constituting the Company's Board of Directors shall be not less than three nor more than twenty-one as may be fixed or changed by the Board of Directors or by the stockholders from time to time. The Board of Directors has fixed the number of directors constituting the Board at seven. Subject to the closing of the pending sale of the Company's customer relationship management business based in Charlotte, North Carolina to Science Applications International Corporation (the "CRM Transaction"), Mr. Stanford will resign as Chairman and Chief Executive Officer of the Company and from the Board of Directors at the May
27, 1999 Board of Directors meeting immediately following the Annual Stockholders' Meeting. The Board of Directors has adopted a resolution that, effective upon Mr. Stanford's resignation from the Board of Directors, the number of directors constituting the Board will be reduced to six. The Board of Directors is divided into three classes, as nearly equal in number as possible, each of whose members serve for a staggered three-year term. The term of Robert
J. Kelly and George L. McTavish, the two directors designated Class III directors, will expire at the current annual meeting of stockholders and Messrs. Kelly and McTavish will not stand for reelection. The term of the three Class I directors will expire at the annual meeting to be held in 2000 and the term of the two Class II directors will expire at the annual meeting to be held in 2001.

NOMINEES

         The Board of Directors has nominated Alan Rich and Arthur G. Epker III for election as directors. If elected, Messrs. Rich and Epker would serve three-year terms as members of Class III. Directors will be elected by a plurality of the votes cast. Although the Board of Directors does not expect that any of the nominees named will be unavailable for election, in the event that any nominee is unable to serve as a director, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate. If Messrs. Rich and Epker are elected and Mr. Stanford (a member of Class I) resigns, the three classes would be as follows:


        CLASS I                   CLASS II                    CLASS III
  Christopher K. Poole         David A. Finley                Alan Rich
      Roger Noall            William G. Seymour           Arthur G. Epker III

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE NOMINEES TO THE BOARD OF DIRECTORS.

DIRECTORS

         Listed below are the names of the two nominees to serve as directors and the other four directors who will be continuing in office following the Annual Meeting and Mr. Stanford, who will resign as Chairman and Chief Executive Officer of the Company and from the Board of Directors at the conclusion of the Annual Stockholders' Meeting, subject to the closing of the pending CRM Transaction, together with their ages, their principal occupations during the past five years, any other directorships they hold with companies having securities registered under the Securities Exchange Act of 1934 and the years during which their current consecutive terms as directors of the Company first commenced (including terms with the Company's predecessor).


                                                            PRINCIPAL OCCUPATION                       DIRECTOR
             NAME AND AGE                              AND CERTAIN OTHER DIRECTORSHIPS                  SINCE
             ------------                              -------------------------------                 --------
Arthur G. Epker III, Age 36                       Vice President, PAR Capital Management,                     --
                                                  Inc. (1)

David A. Finley, Age 66                           President, Investment Management Partners II,             1990
                                                  Inc.(2)
                                                  Director: Intelligroup, Inc. and Hungarian
                                                  Telephone & Cable Corp.

Roger Noall, Age 63                               Executive, KeyCorp (3)                                    1996
                                                  Director:  Alleghany Corp. and The Victory
                                                  Funds

Christopher K. Poole, Age 41                      President and Chief Operating Officer, Elite              1999
                                                  Information Systems, Inc. (4)

Alan Rich, Age 44                                 Co-Founder and non-employee Chairman, Elite                 --
                                                  Information Systems, Inc. (5)

William G. Seymour, Age 57                        Co-Founder  and Vice  Chairman,  Broadway & Seymour,      1981
                                                  Inc.; President, PRIMax Properties, LLC (6)
                                                  Director: First Trust Bank

Alan C. Stanford, Age 58                          Chairman  and Chief  Executive  Officer,                  1995
                                                  Broadway & Seymour, Inc. (7)

--------------

(1) Mr. Epker has been a Vice President of PAR Capital, an investment management firm, since July 1992.
(2) Mr. Finley served as Executive Vice President and Chief Financial Officer of the Company from January 1996 to July 1997 and again served as Executive Vice President on a temporary basis from mid-September 1997 to mid-November 1997 while Mr. Stanford was recovering from heart surgery. Prior to joining the Company, Mr. Finley worked as a consultant and was a private investor and the President, since 1992, of Investment Management Partners II, Inc., an investment management firm. Since leaving the Company, Mr. Finley has resumed his work as a consultant, private investor and President of Investment Management Partners, Inc. From September 1986 until his retirement in August 1989, Mr. Finley served as Treasurer of International Business Machines Corporation.
(3) Mr. Noall has been an Executive of KeyCorp since January 1, 1997. Mr. Noall served as Senior Executive Vice President and Chief Administrative Officer of KeyCorp from March 1, 1994 to December 31, 1996 and served in the additional positions of General Counsel and Secretary of KeyCorp from September 1, 1995 to June 14, 1996. Prior to March 1, 1994, Mr. Noall served as Vice Chairman of the Board and Chief Administrative Officer of Society Corporation (banking). Mr. Noall joined KeyCorp on that date upon the merger of Society Corporation and KeyCorp.
(4) Mr. Poole has been Chief Operating Officer of Elite Information Systems, Inc., a wholly owned subsidiary of the Company ("Elite"), since May 1995 and in January 1998 was elected President of Elite. From November 1989 to May 1995, Mr. Poole was the Director of Technology and Executive Director of Latham & Watkins, a law firm based in Los Angeles, California.

(5) Mr. Rich is the co-founder of Elite and served as President of Elite from January 1982 until his retirement in December 1997. Since that time, Mr. Rich has continued to provide services as consultant to Elite and as a director and non-employee Chairman of Elite.
(6) Mr. Seymour has served as President of PRIMax Properties, LLC, a real estate investment company, since his retirement from the Company in January 1995. Mr. Seymour, a co-founder of the Company, has served as Vice Chairman of the Board since June 1993 and from September 1985 to November 1989 and as Secretary of the Company from June 1993 to May 1996. Mr. Seymour also served as Senior Vice President of the Company from November 1989 to June 1993.
(7) Mr. Stanford served as managing member of Stanford Associates LLC, an information technology consulting firm, from October 1994 until joining the Company as its President and Chief Operating Officer in September 1995. In 1996, Mr. Stanford was named the Company's Chairman and Chief Executive Officer. From December 1983 to October 1994, Mr. Stanford served as a partner with Ernst & Young LLP, most recently as its National Director of Information Technology Consulting Services.

         Upon adoption of the 1996 Stock Option Plan on June 25, 1996, each director who was not also an officer or employee of the Company on that date (i.e., Mr. Seymour) was granted options to purchase 5,000 shares of Common
Stock at the fair market value of the shares on that date. In addition, under the 1996 Stock Option Plan, any individual who is not an employee or officer of the Company and who is first elected to the Board after June 25, 1996 (i.e., Mr. Noall) shall receive upon the date of such election an option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date. The 1996 Stock Option Plan further provides for awards of options to purchase 5,000 shares of Common Stock on each January 5 after the adoption of the 1996 Stock Option Plan if the average daily value of a share of Common Stock for the immediately preceding month of December is ten percent greater than the average daily value of a share for the month of December of the immediately prior year. In the event that the total exercise price of such options for 5,000 shares exceeds
$100,000, the number of shares purchasable under such option are to be reduced so that the total exercise price of the options granted equals $100,000, and in the event that the number of shares authorized under the 1996 Stock Option Plan are not sufficient to make an award to outside directors, options for the remaining authorized shares shall be awarded pro rata to the outside directors then entitled to receive such options. To date, no options have been awarded pursuant to such formula grant. All such options awarded to non-employee directors under the 1996 Stock Option Plan become exercisable over a period of four years, with 20% of the total award being exercisable on the date of grant and an additional 20% becoming exercisable on each of the next four anniversaries.

         There are no family relationships among the executive officers or directors of the Company.

         The Company pays its non-employee directors a fee of $2,500 for each directors' meeting attended and pays an additional $500 fee to each member of the Audit Committee and Compensation Committee for each committee meeting attended. Additional committees are established from time to time and in 1998 members of such committees were paid a total of $8,500 in fees. No fee is paid for telephonic meetings. Directors who do not reside in Charlotte, North Carolina are reimbursed for travel and lodging expenses. The Board of Directors held 13 meetings during the year ended December 31, 1998 and took action on 3 occasions by unanimous written consent. During 1998, no director attended less than 75% of the total number of meetings of the Board of Directors during his term of service or the total number of meetings of committees of the Board on which he served, except for Mr. McTavish who attended 50% of such meetings. In addition to regular and special meetings of the Board, the Board confers with management by conference call from time to time.

         The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of the Company and administers the Company's 1996 Stock Option Plan and the 1995 Employee Stock Purchase Plan; and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants. Messrs. Noall, Kelly and McTavish currently serve on the Compensation Committee and upon the resignation of Messrs. Kelly and McTavish and subject to the election of Mr. Epker to the Board of Directors, Mr. Epker will be appointed to the Compensation Committee. Messrs. Finley and Seymour currently serve on the Audit Committee. During the year ended December 31, 1998, the Compensation Committee met 4 times and the Audit Committee met 2 times. The Board of Directors does not have a nominating committee.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth as of March 31, 1999 the beneficial ownership of Common Stock by each director and executive officer named in the Summary Compensation Table below, and by all directors and executive officers as a group.


                                                                   SHARES BENEFICIALLY OWNED (1)
          NAME OF BENEFICIAL OWNER                            NUMBER                           PERCENT
          ------------------------                            ------                           -------
David A. Finley                                               83,666                              1%
Keith B. Hall                                                  6,666                              *
Robert J. Kelly                                               13,000                              *
George L. McTavish                                            23,000                              *
Roger Noall                                                   23,000                              *
Christopher K. Poole                                          55,165                              *
William G. Seymour                                           436,622                              5.2%
Alan C. Stanford                                              16,766(2)                           *

All directors and executive officers as a                    657,885                              7.7%
group (8 in number)


----------

*Less than one percent.

(1) Included in the calculation of the number of shares of Common Stock owned beneficially are the following shares purchasable under options exercisable on April 1, 1999 or within 60 days thereafter by the directors and executive officers indicated and by all the directors and executive officers as a group: Mr. Hall - 6,666 shares; Mr. Finley
         - 81,666 shares; Mr. Kelly - 3,000 shares; Mr. McTavish - 23,000 shares; Mr. Noall - 3,000 shares; Mr. Poole - 55,165; Mr. Seymour - 3,000 shares; and members of the group (including the foregoing) - 175,497 shares.
(2) On January 15, 1999, Mr. Stanford voluntarily forfeited the 400,000 stock options issued to him in July 1997 and none of such stock options is included in the number of shares of Common Stock owned beneficially by Mr. Stanford.

             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

         As of the date of this Proxy Statement, Messrs. Stanford, Hall and Poole are the only executive officers of the Company. The following table sets forth a summary, for fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996, of the compensation of the employees serving as executive officers on December 31, 1998, and Mr. Poole, who became an executive officer in January 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                  ANNUAL COMPENSATION            -------------------
                                                  -------------------                 SECURITIES             ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR       SALARY($)          BONUS($)      UNDERLYING OPTIONS(#)   COMPENSATION($)(1)
   ---------------------------       ----       ---------          --------      ---------------------   ------------------
Alan C. Stanford                     1998         300,000       100,000(2)                  0                  2,639
   Chairman and Chief Executive      1997         300,000       100,000(2)                  0                  4,750
   Officer                           1996         300,000       100,000(3)            400,000(4)               4,750

Keith B. Hall(5)                     1998         200,000        25,000                     0                  5,000
   Vice President and                1997         100,000        25,000                20,000                147,022(6)
   Chief Financial Officer           1996              --            --                    --                     --

Christopher K. Poole                 1998         270,000        50,000                     0                  5,000
   President and                     1997         240,000        77,500                     0                  4,750
   Chief Operating Officer,          1996         200,228        73,333                20,000                  4,750
   Elite

---------------

(1) Represents matching contributions made by the Company under the Company's 401(k) retirement plan.
(2) A portion of Mr. Stanford's 1997 and 1998 bonus was in lieu of reimbursement of certain travel expenses incurred by Mr. Stanford.
(3) Mr. Stanford received an initial bonus as an inducement for his acceptance of employment with the Company and to partially defray the costs of exiting his existing businesses, of which $100,000 was paid in March 1996.
(4) On January 15, 1999, Mr. Stanford voluntarily forfeited such stock options.
(5)      Mr. Hall's employment with the Company commenced July 1, 1997.
(6) Also includes $80,000, adjusted for potential tax liability to $144,772, paid to Mr. Hall for relocation expenses.

         No options were granted during the year ended December 31, 1998 to the executive officers named in the Summary Compensation Table.

         The following table sets forth certain information with regard to stock options held at December 31, 1998 by each of the executive officers named in the Summary Compensation Table. No options were exercised by any of the executive officers named in the Summary Compensation Table in the year ended December 31, 1998.


                                               FY-END OPTION VALUES
                                                                                   VALUE OF SECURITIES UNDERLYING
                                            NUMBER OF SECURITIES UNDERLYING                  UNEXERCISED
                                                      UNEXERCISED                           IN-THE-MONEY
                                                  OPTIONS AT FY-END(#)                  OPTIONS AT FY-END($)
       NAME                                    EXERCISABLE/ UNEXERCISABLE            EXERCISABLE/ UNEXERCISABLE
       ----                                    --------------------------            --------------------------
Alan C. Stanford                                   266,667/133,333(1)                            0/0
Keith B. Hall                                         6,666/13,334                               0/0
Christopher K. Poole(2)                              25,999/15,001                               0/0

-----------------

(1) On January 15, 1999, Mr. Stanford voluntarily forfeited all 400,000 stock options.
(2) On January 19, 1999, Mr. Poole was granted an additional 50,000 stock options under the Company's 1996 Stock Option Plan at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant ($2.34). The options vest in two equal installments on January 19, 1999 and 2000.


                             EMPLOYMENT AGREEMENTS

         On January 15, 1999, the Company entered into an amended and restated employment agreement with Alan C. Stanford in connection with Mr. Stanford's continued employment with the Company. The agreement amends and restates the original employment agreement dated September 1, 1995 between Mr. Stanford and the Company as previously amended. Pursuant to the employment agreement, Mr. Stanford is to be paid a minimum base salary of $300,000, subject to increases upon approval of the Compensation Committee of the Board of Directors. Under the employment agreement, commencing with the year beginning January 1, 1997, Mr. Stanford became eligible to receive an annual bonus for the prior fiscal year to be determined by the Compensation Committee. Mr. Stanford was paid a $100,000 bonus for 1998, a portion of which was in lieu of reimbursement of certain travel expenses incurred by Mr. Stanford.

         The employment agreement also provides that in the event that a CRM Transaction (as defined) is consummated on or prior to December 31, 1999, Mr. Stanford shall receive, a bonus equal to 10% of the amount equal to (i) the excess if any of the Fair Market Value (as defined) of the Company's Common Stock as of the Measurement Date (as defined), over $7.25 (ii) multiplied by the number of shares of the Company's Common Stock outstanding on the Measurement Date. In the event that (A) a CRM Transaction does not occur and
(B) a Company Transaction (as defined) occurs prior to December 31, 1999, Mr. Stanford shall receive, a bonus equal to 10% of the amount equal to (i) the excess, if any, of the Fair Market Value of the Company's Common Stock as of the effective date of the Company Transaction, over $7.25 (ii) multiplied by the number of shares of the Company's Common Stock outstanding on the effective date of the Company Transaction.

         The employment agreement also provides for other employee benefits and perquisites customary for executive employment agreements. In addition, Mr. Stanford is to be reimbursed for reasonable travel expenses from his residence in Indiana and for relocation expenses if Mr. Stanford moves his residence to facilitate performance of services under the agreement.

         The current term of Mr. Stanford's employment agreement expires on January 14, 2001 and will automatically renew for successive two-year terms unless either party provides the other with written notice of its intention to cancel the agreement at least 180 days prior to the scheduled expiration of the agreement. In addition, the Company may terminate Mr. Stanford's employment and Mr. Stanford may resign at any time for any reason. In the event that the Company terminates Mr. Stanford's employment other than for "cause" (as defined), the employment agreement provides that upon such termination the Company shall pay Mr. Stanford two times the amount of Mr. Stanford's most recent annual base salary and bonus. In the event Mr. Stanford is not able to perform his duties for six months as a result of disability, the Company may terminate the agreement after such six month period, provided that Mr. Stanford shall continue to be an employee for all purposes (including employee benefit plans and the 1996 Stock Option Plan) for an additional two-year period and the Company shall pay Mr. Stanford any portion of his base salary not paid by the disability insurance carrier then providing coverage for the Company's executives. Under the employment agreement, Mr. Stanford may resign his employment at any time for any reason or without reason. In the event that such termination is for "good reason," the agreement provides that the Company shall pay Mr. Stanford two times the amount of Mr. Stanford's most recent annual base salary and bonus. "Good reason" means (x) a "Change of Control" of the Company, as defined; (y) a "Constructive Termination," as defined or (z) a failure by the Company to comply with any material provision of the agreement which has not been cured within 10 days after written notice of such noncompliance has been given. During the term of employment and for a period of two years thereafter, the employment agreement requires Mr. Stanford to refrain from certain activities in competition with the Company.

         Mr. Stanford's employment agreement requires that upon the expiration of Mr. Stanford's current term as a director of the Company, the Company's Board of Directors or a nominating committee thereof shall, subject to fiduciary duties, nominate him for re-election as a director. In addition, the agreement provides that Mr. Stanford serve as Chief Executive Officer of the Company.

         On May 29, 1997, the Company entered into an employment agreement with Keith B. Hall in connection with Mr. Hall's acceptance of employment as the Company's Chief Financial Officer. The employment agreement was amended on February 19, 1998 and is described herein as amended. Pursuant to the employment agreement, Mr. Hall is to be paid a minimum base salary of $200,000, subject to increase upon approval of the Compensation Committee of the Board of Directors. Under the employment agreement, commencing with the year beginning January 1, 1997, Mr. Hall became eligible to participate in any annual bonus compensation program for executives of the Company generally that may be approved by the Compensation Committee. In addition, the agreement provides that the Company shall pay Mr. Hall a guaranteed bonus of $25,000 on each of December 30, 1997 and June 30, 1998, which in the discretion of the Compensation Committee may be in addition to or in lieu of any bonus compensation payable under the bonus compensation program. Mr. Hall was paid only the guaranteed bonus for 1997 and 1998.

         Pursuant to the employment agreement, the Company awarded to Mr. Hall, as an inducement for his acceptance of employment, options to purchase 20,000 shares of Common Stock. The employment agreement also provides for other employee benefits and perquisites customary for executive employment agreements. In addition, the Company agreed to pay Mr. Hall $80,000, adjusted for potential tax liability, for expenses in connection with his relocation to Charlotte, North Carolina.

         In the event of a change of control of the Company, as defined in the employment agreement, prior to the time as Mr. Hall shall have been granted options to purchase an additional 80,000 shares of the Company's Common Stock and in the further event Mr. Hall is not offered employment in the same or a comparable position with the Company or the Company's successor following such change of control, the Company shall pay to Mr. Hall in cash, upon consummation of such change in control transaction, an amount equal to the gain, if any, that would have been realized by Mr. Hall upon such change of control had Mr. Hall been granted options to purchase such additional 80,000 shares (less any additional options granted to Mr. Hall prior to the change of control, other than the 20,000 options awarded to Mr. Hall upon his acceptance of employment), at $12.6875 per share, such gain to be determined by subtracting the option price(s) from the net per share price paid for Mr. Hall's Common Stock in the change of control transaction, provided that such amount shall not exceed $750,000.

         The initial term of Mr. Hall's employment agreement will expire on June 30, 1999 and will automatically renew for successive two-year terms unless either party provides the other with written notice of its intention to cancel the agreement at least 180 days prior to the scheduled expiration of the agreement. No notice of cancellation has been given. The Company may terminate Mr. Hall's employment on substantially the same terms as contained in Mr. Stanford's employment agreement described above. During the term of employment and for a period of two years thereafter, the employment agreement requires Mr. Hall to refrain from certain activities in competition with the Company. Mr. Hall may resign at any time.

         On February 18, 1999, the Company entered into a letter agreement with Mr. Hall in connection with Mr. Hall's continuing employment with the Company and his role following consummation of the CRM Transaction. The agreement provides that in the event the CRM Transaction is consummated, Mr. Hall may elect, at any time within the 90-day period following the closing of the CRM Transaction, to resign in which case the Company shall pay Mr. Hall two times the amount of Mr. Hall's most recent annual base salary and bonus and Mr. Hall shall, at the Company's option, provide consulting services on a part-time or full-time basis for up to 90-days following such resignation, for which Mr. Hall shall be compensated a pro rata amount based on his most recent annual base salary.

         On December 8, 1998, Elite entered into a letter agreement with Christopher K. Poole in connection with Mr. Poole's continuing employment with Elite. The agreement provides that in the event Mr. Poole is terminated without "just cause" (as defined) or resigns due to a reduction in his base salary below current levels or a requirement that he relocate outside of the Los Angeles, California area, Elite shall pay Mr. Poole two times the amount of Mr. Poole's most recent annual base salary.

                               PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total shareholder return for five fiscal years through the end of the most recent fiscal year, December 31, 1998, assuming the investment on January 31, 1994, of $100 in Common Stock, along with the cumulative total returns of a broad-based equity market index -- the Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq Stock Market (U.S. Companies) -- and of a published industry peer index -- the CRSP Nasdaq Computer & Data Processing Services Index -- over the same period assuming the investment on January 31, 1994, of $100 in securities that are the components of these indices.








                         [PERFORMANCE GRAPH TO GO HERE]







                     12/31/93          12/31/94        12/31/95          12/31/96         12/31/97          12/31/98
Nasdaq               100.000            97.752         138.256           170.015          208.580           293.209
Peer                 100.000           121.443         184.925           228.243          280.390           501.762
Company              100.000           217.500         162.500           105.000           96.250            22.500


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board. Set forth below is a report of the Board's Compensation Committee addressing the Company's compensation policies for 1998 for its executive officers.

OBJECTIVES AND POLICIES

         Over the past year, the Committee's policy in compensating executive officers has been to align the interests of the executives with the strategic goals established by the Board of Directors and to ensure that compensation and benefits are at levels that enable the Company to retain the executives it needs through any strategic transaction and transition period. Consistent with these objectives, it has been the policy of the Committee to make a portion of executive compensation dependent upon corporate performance, including the success of the Company in meeting its financial goals, with a portion being linked to overall corporate results.

         The Committee also believes it is essential that the Committee retain the flexibility to evaluate not only the performance of the individual executive officer in furthering the Company's strategic goals and the Company's performance as a whole, but also the overall performance of the individual executive officer and all circumstances and challenges facing the Company and the respective executive officer. Consequently, the Committee relies on subjective evaluation rather than objective formulas in setting and adjusting the base salary of the Chief Executive Officer and the other executive officers and in awarding bonuses and other incentive compensation.

BASE SALARIES; OPTIONS; AND ANNUAL BONUSES

         In determining 1998 bonuses, the Committee used its subjective assessment of the overall performance of the individual executive officer in terms of the strategic goals established by the Board and the performance of the Company as a whole. No specific weights were assigned to these factors.

         Mr. Stanford is currently employed pursuant to an employment agreement that established his minimum level of salary for 1997 at $300,000, subject to increases upon approval by the Compensation Committee. The Committee did not increase Mr. Stanford's salary for 1997 or 1998. Mr. Hall is employed pursuant to an employment agreement that established his level of salary for 1997 at $200,000. The Committee did not increase Mr. Hall's salary for 1998. The agreements for Messrs. Stanford and Hall provide that the Committee may increase compensation for future periods. Also, the Company did not award any options to Messrs. Stanford or Hall in 1998 and, on January 15, 1999, Mr. Stanford voluntarily forfeited 400,000 stock options previously granted.

         Under the terms of the employment agreements, Messrs. Stanford and Hall were eligible to receive annual bonuses for 1998 to be determined by the Compensation Committee, provided that Mr. Hall was to receive a guaranteed bonus of $25,000 on June 30, 1998 which, in the discretion of the Compensation Committee, may be in addition to or in lieu of any other bonus awarded by the Compensation Committee. Mr. Hall was awarded the $25,000 bonus in satisfaction of the guaranteed bonus obligations under his employment agreement and in recognition of his performance as Chief Financial Officer during 1998, but was awarded no other bonus for 1998.

         In determining the bonus to be awarded to Mr. Stanford for 1998, the Committee evaluated Mr. Stanford's contribution to the Company's overall financial strength, product development, customer satisfaction, and positioning the Company to achieve its strategic goals. The Committee also noted that, under Mr. Stanford's employment agreement, the Company is required to reimburse him for travel expenses from his residence in Indiana and the Committee included such reimbursement as part of his bonus rather than pursuant to the Company's expense reimbursement policy. After considering these factors, the Committee awarded Mr. Stanford a bonus of $100,000.


TAX POLICY

         Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation, including compensation pursuant to stock option plans, are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Committee anticipates that certain option awards may be made as qualified incentive stock options for which the Company generally would not be able to claim a deduction for compensation expense. In addition, compensation expense arising under option awards made from January 1996 to February 1998 during the terms of service of William G. Seymour and Robert J. Levenson on the Committee may not qualify for the exemption from Section 162(m) due to Mr. Seymour's prior service as an officer of the Company and the level of transactions between Mr. Levenson's employer, First Data Corp., and the Company. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may authorize compensation arrangements under which payments may not be deductible under Section 162(m). The Committee believes that due to the level of current salary and maximum cash bonus compensation, and anticipated levels of future stock option awards, the Company will be able to claim full deductibility of amounts paid under existing executive compensation arrangements.

                                              For the Compensation Committee:

                                              Roger Noall
                                              Robert J. Kelly
                                              George L. McTavish


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.


                                   PROPOSAL 2
               APPROVAL OF AMENDMENT TO COMPANY'S CERTIFICATE OF
                          INCORPORATION TO CHANGE NAME

         The asset purchase agreement entered into by the Company in connection with the CRM Transaction requires the Company to seek stockholder approval of a change in the Company's name and, upon such approval, cease using the name Broadway & Seymour. The Board of Directors of the Company has approved a resolution to amend the Company's Certificate of Incorporation to change the Company's name to Elite Information Group, Inc., subject to consummation of the CRM Transaction.

         Approval of this amendment requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. Upon approval of the name change by the stockholders, the Company plans to change its NASDAQ trading symbol to ELTE and to change its CUSIP number.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE FOLLOWING RESOLUTION:

         "RESOLVED, that subject to consummation of the proposed sale of the corporation's customer relationship management business, the Broadway & Seymour, Inc. Restated Certificate of Incorporation be amended to change the name of the corporation to Elite Information Group, Inc. and that Article 1 of the Restated Certificate of Incorporation be amended to read in its entirety as follows:

        `The name of the Corporation is Elite Information Group, Inc.'"

PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" APPROVAL OF THE RESOLUTION.


                                   PROPOSAL 3
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP to serve as independent accountants of the Company for the year ending December 31, 1999, subject to ratification of this appointment by the stockholders of the Company. PricewaterhouseCoopers LLP has served as the Company's independent accountants for eight years and is considered by management of the Company to be well qualified.

         One or more representatives of PricewaterhouseCoopers LLP will be present at this year's Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

         Ratification of the appointment of the independent accountants requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. If the stockholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.


                            STOCKHOLDERS' PROPOSALS


         Stockholders' proposals intended for inclusion in the Company's proxy statement and the form of the proxy for the Annual Meeting in 2000 should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: General Counsel) by January 1, 2000. Such proposals may be made only by persons who are stockholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year. In addition, the Company's Bylaws prescribe the procedure a stockholder must follow to make nominations for director candidates or to propose any business to be considered at an annual meeting. Stockholder nominations for director or other proposals will be considered at an annual meeting if the stockholder delivers to the Secretary of the Company at its principal executive offices, no less than 60 nor more than 90 days prior to the meeting (or in the event that public disclosure of the date of the annual meeting is first made less than 70 days in advance of the meeting date, no later than the close of business on the tenth day after public disclosure of the date of the annual meeting is made), a written notice setting forth the information specified in the Company's Bylaws. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary of the Company c/o Elite Information Systems, Inc., 5100 Goldleaf Circle, Suite 100, Los Angeles, California 90056.

                                 OTHER BUSINESS

         The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.


                                   FORM 10-K

         A copy of the Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission may be obtained upon request and without charge by writing:


                          Broadway & Seymour, Inc.
                          c/o Elite Information Systems, Inc.
                          5100 Goldleaf Circle
                          Suite 100
                          Los Angeles, California 90056
                          Attn: Investor Relations

                                 [COMPANY LOGO]

                            BROADWAY & SEYMOUR, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 27, 1999

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Christopher K. Poole, Alan C. Stanford, Keith
B. Hall and Lillian N. Wilson as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Broadway & Seymour, Inc. (the "Company"), held of record by the undersigned on April 16, 1999 at the annual meeting of stockholders to be held on May 27, 1999, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AND THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.


The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 30, 1999, and revokes all proxies heretofore given by the undersigned.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as name(s) appear(s) on the reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?                        DO YOU HAVE ANY COMMENTS?

_______________________________                  _______________________________

_______________________________                  _______________________________

_______________________________                  _______________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

----------------------------------------------
         BROADWAY & SEYMOUR, INC.                   1. Election of two Directors
----------------------------------------------                                          FOR ALL   WITH-    FOR ALL
                                                                                                  HOLD     EXCEPT
                                                                 Alan Rich
                                                                 Arthur G. Epker III      [ ]      [ ]      [ ]


                                                       NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For all Except" box and strike a line through the name of the nominee.
                                                       Your shares will be voted for the remaining nominee.

                                                    2. Proposal to approve, subject to consummation of the pending sale of the
                                                       Company's customer relationship management business, a resolution to amend the Company's Certificate of Incorporation to change the Company's name to Elite Information Group, Inc.

RECORD DATE SHARES:
                                                                                          FOR    AGAINST    ABSTAIN

                                                                                          [ ]      [ ]        [ ]

                                                    3. Proposal to ratify the selection of PricewaterhouseCoopers
                                                       LLP as the Company's independent accountants.

                                                                                          FOR    AGAINST    ABSTAIN

                                                                                          [ ]      [ ]        [ ]

                                                    4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




                                                       Mark box at right if an address change or comment has been noted on [ ]
Please be sure to sign          ------------           the reverse side of this card.
and date this Proxy.            Date
--------------------------------------------

Stockholder sign here     Co-owner sign here
--------------------------------------------

DETACH CARD                                                                                                   DETACH CARD